                                                                      Exhibit 11


                             U.S. HEALTHCARE, INC.
        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                  (amounts in thousands except per share data)
                                  (unaudited)

                                                                          Three months ended              Nine months ended
                                                                              September 30                   September 30
                                                                       -------------------------      ------------------------
                                                                          1995            1994           1995           1994
                                                                       ---------        --------      ---------       --------
Net income                                                              $ 92,163        $101,361       $279,771       $283,968
                                                                        ========        ========       ========       ========

Weighted average number of common shares:
  Shares outstanding at beginning of period                              139,363         144,727        145,486        146,718
  Effect of exercise of stock options                                         18              40            159            189
  Restricted stock awarded                                                    32              41             73            260
  Restricted stock canceled                                                    -               -            (12)             -
  Conversion of Class B stock to common stock                                  -               -              -              4
  Purchase of treasury shares                                               (284)              -         (3,168)        (1,437)

Weighted average number of common equivalent shares:
  Additional equivalent shares issuable from
   assumed exercise of stock options                                         435           1,012            727          1,079
  Additional equivalent shares issuable from
   conversion of Class B stock                                            14,537          15,053         14,537         15,053
                                                                         -------         -------        -------        -------

Weighted average number of common and common equivalent
 shares outstanding - primary basis                                      154,101         160,873        157,802        161,866

Incremental additional equivalent shares issuable
 from application of fully diluted computation                               318             200             28            204
                                                                         -------         -------        -------        -------

Weighted average number of common and common equivalent
 shares outstanding - fully diluted basis                                154,419         161,073        157,830        162,070
                                                                         =======         =======        =======        =======

Net income per common and common equivalent
 share - primary and fully diluted                                          $.60            $.63          $1.77          $1.75
                                                                            ====            ====          =====          =====



                                       17